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APCOA/STANDARD PARKING

                                                              900 North Michigan
                                                                     Suite #1600
                                                         Chicago, Illinois 60611
                                                                  (312) 274-2000

FOR IMMEDIATE RELEASE
---------------------

Contact:  Marc Baumann
          Chief Financial Officer
          (312) 274-2199

                       APCOA/STANDARD PARKING ANNOUNCES AN
                         EXTENTION OF ITS EXCHANGE OFFER

CHICAGO, IL, December 20, 2001: APCOA/Standard Parking, Inc. ("APCOA/Standard Parking") announced today that it will extend the exchange period for its unregistered offer to exchange its outstanding 9 1/4% Senior Subordinated Notes due 2008 ("9 1/4% Notes") for either (i) $50.0 million (with a minimum of $45.5 million and a maximum of $65.0 million) of its newly issued 14% Senior Subordinated Second Lien Notes due 2006 ("14% Notes") plus the payment by exchanging bondholders of additional cash to APCOA/Standard Parking, or (ii) its newly issued 18% Senior Convertible Redeemable Preferred Stock (the "Preferred Stock") and its solicitation of consents from holders of its 9 1/4% Notes to modify certain financial and restrictive covenants to the indenture governing the 9 1/4% Notes. To date, APCOA/Standard Parking has received tenders and consents of approximately $91.1 million in aggregate principal amount of 9 1/4% Notes, of which $35.0 million tendered their notes for shares of Preferred Stock.

The Exchange Offer will expire at 5:00 p.m. New York City time on Tuesday, January 8, 2002. APCOA/Standard Parking is extending the Exchange Offer to make certain modifications to the Exchange Offer. A supplement to the Offering Circular and Consent Solicitation dated November 20, 2001, as amended on December 4, 2001, will be sent to holders of 9 1/4% Notes.

The securities issued in the exchange offer will not be registered under the Securities Act of 1933, as amended and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

APCOA/Standard Parking has approximately 13,700 employees, and manages more than 1,950 airport and urban parking facilities in over 260 cities spanning 43 states and three Canadian provinces.

                                     * * * *

The foregoing contains certain "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by, and information available to, management. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks relating to any improvement in our liquidity. Although APCOA/Standard Parking believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefor, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by APCOA/Standard Parking or any other persons that

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the objectives and plans of APCOA/Standard Parking will be achieved.
APCOA/Standard Parking disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.